CPI Corp.
news for immediate release	FOR RELEASE January 25, 2006

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS 1706 Washington Avenue		CITY	St. Louis______
STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES CLOSING OF FINANCING

AND EXTENSION OF TENDER OFFER

St. Louis, MO, January 25, 2006 – CPI Corp. (NYSE-CPY) today announced completion of a three-year $50 million credit facility in accordance with the terms of the commitments it disclosed on January 20, 2006.

The closing of the refinancing provides the funding and covenant flexibility to allow the Company to purchase the full 1,500,000 shares it seeks in its pending Dutch auction self-tender offer. The tender offer was commenced on December 30, 2005 and was originally scheduled to expire on Monday, January 30, 2006. To ensure stockholders have sufficient time to evaluate this announcement as they consider whether to tender their shares within the offer range of $17.00 to $20.00 per share, the Company has extended the tender offer through midnight, Eastern Time, on Wednesday, February 1, 2006. As of Wednesday, January 25, 2006, stockholders had tendered 422,804 shares. With the funding of the enlarged term loan completed, the Company anticipates funding the purchase of the shares in the tender offer through cash on hand (including cash available from the term loan, as amended).

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CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of CPI’s common stock. The solicitation of offers to buy shares of CPI common stock will only be made pursuant to the Offer to Purchase and related materials that CPI mailed to its stockholders on December 30, 2005. Stockholders should read those materials carefully because they contain important information, including the various terms of, and conditions to, the offer. Stockholders can

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obtain the Offer to Purchase and related materials for free at the SEC’s website at http://www.sec.gov or from our information agent, Georgeson Shareholder Communications, Inc., by calling toll-free (877) 255-0124. We urge stockholders to carefully read those materials prior to making any decisions with respect to the tender offer.